Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Superior Group of Companies, Inc. of our report dated February 20, 2020 with respect to the consolidated financial statements of Superior Group of Companies, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019, filed with the Securities and Exchange Commission and to the reference to us under the heading "Experts" in this Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Clearwater, Florida

October 30, 2020